Exhibit 23.b

Allianz Life Insurance Company of North America

Stewart Gregg

Senior Securities Counsel

5701 Golden Hills Drive

Minneapolis, MN 55416-1297

Telephone: 763-765-2913

April 27, 2014

Board of Directors

Allianz Life Insurance Company of North America

5701 Golden Hills Drive

Minneapolis, MN 55416

Re:	Opinion and Consent of Counsel

Allianz Life Insurance Company of North America

Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-195462)

Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-185864)

Dear Sir or Madam:

You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement amendments on Form S-1 for the Individual Deferred Variable Annuity Contract to be issued by Allianz Life Insurance Company of North America, (File Nos. 333-185864 and 333-195462).

I am of the following opinions:

1.	Allianz Life Insurance Company of North America is a stock life insurance company organized under the laws of the state of Minnesota and is authorized to offer fixed and variable annuities and individual life insurance.

2.	Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

Sincerely,

Allianz Life Insurance Company of North America

By:	/s/ Stewart D. Gregg
Stewart D. Gregg